UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2014

SEMGROUP CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-34736	20-3533152
(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, OK 74136-4216

(Address of Principal Executive Offices) (Zip Code)

(918) 524-8100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Contribution Agreement

On June 23, 2014, SemGroup Corporation (“SemGroup”) entered into a Contribution Agreement (the “Contribution Agreement”) with Rose Rock Midstream Holdings, LLC (“RRMH”), Rose Rock Midstream GP, LLC (the “General Partner” and, together with SemGroup and RRMH, the “Contributing Parties”), Rose Rock Midstream, L.P. (the “Partnership”) and Rose Rock Midstream Operating, LLC (together with the Partnership, the “Partnership Parties”). Pursuant to the terms of the Contribution Agreement, on June 23, 2014, the Partnership Parties acquired the remaining 33.34% of the outstanding membership interests in SemCrude Pipeline, L.L.C. (the “Subject Interest”) from the Contributing Parties in exchange for the Aggregate Consideration (as defined below) (the “Drop-Down Transaction”). SemCrude Pipeline, L.L.C. owns a 51% membership interest in White Cliffs Pipeline, L.L.C., which owns a 527-mile pipeline system that transports crude oil from Platteville, Colorado in the Denver-Julesburg Basin to Cushing, Oklahoma.

The aggregate consideration for the Subject Interest (the “Aggregate Consideration”) consisted of (i) cash of approximately $114.4 million (the “Cash Consideration”), (ii) the issuance of 2,425,000 common units representing limited partner interests in the Partnership (“Common Units”), (iii) the issuance of 1,250,000 Class A Units of the Partnership and (iv) an increase of the capital account of the General Partner, the general partner of the Partnership, to allow it to maintain its 2% general partner interest in the Partnership and the issuance of 75,000 notional general partner units to the General Partner. The Contribution Agreement also includes customary representations and warranties, indemnification obligations and covenants by the parties, subject to the limitations set forth therein.

Each of the parties to the Contribution Agreement, other than SemGroup, is a direct or indirect subsidiary of SemGroup. As a result, certain individuals serve as officers and directors of both SemGroup and such other entities. In addition, following the consummation of the Drop-Down Transaction, SemGroup indirectly holds (i) an approximate 57% limited partner interest in the Partnership through its subsidiaries and (ii) a 2% general partner interest and incentive distribution rights in the Partnership through its indirect ownership of the General Partner.

The terms of the Contribution Agreement and the Drop-Down Transaction were approved by the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”). The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial counsel to assist it in evaluating and negotiating the Contribution Agreement and the Drop-Down Transaction.

The foregoing description of the Contribution Agreement and the Drop-Down Transaction is not complete and is subject to and qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 23, 2014, SemGroup completed the Drop-Down Transaction. The information set forth under Item 1.01 is incorporated into this Item 2.01 in its entirety by reference.

Item 7.01. Regulation FD Disclosure.

Press Release

On June 23, 2014, SemGroup issued a press release announcing the Drop-Down Transaction and updating SemGroup’s 2014 Adjusted EBITDA guidance range and targeted 2014 dividend growth rate. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference. In accordance with General Instruction B.2 of Form 8-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the press release shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information and such exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

2.1*	Contribution Agreement, dated as of June 23, 2014, by and among SemGroup Corporation, Rose Rock Midstream Holdings, LLC, Rose Rock Midstream GP, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream Operating, LLC.

99.1**	Press Release dated June 23, 2014 issued by SemGroup Corporation.

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP CORPORATION

Date: June 23, 2014	By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

2.1*	Contribution Agreement, dated as of June 23, 2014, by and among SemGroup Corporation, Rose Rock Midstream Holdings, LLC, Rose Rock Midstream GP, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream Operating, LLC.

99.1**	Press Release dated June 23, 2014 issued by SemGroup Corporation.

*	Filed herewith.
**	Furnished herewith.